EX-28.d.2.a.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND FEDERATED INVESTMENT MANAGEMENT COMPANY

Effective April 2, 2009

As amended March 9, 2017*

Funds of the Trust	Subadvisory Fees
Federated NVIT High Income Bond Fund

0.40% on Subadviser Assets up to $50 million;

0.25% on Subadviser Assets of $50 million and more but less than $250 million;

0.20% on Subadviser Assets of $250 million and more but less than $500 million; and

0.15% for Subadviser Assets of $500 million and more

NVIT Government Money Market Fund

0.10% on Aggregate Subadviser Assets† up to $500 million;

0.08% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;

0.06% on Aggregate Subadviser Assets† of $1 billion and more but less than $1.5 billion;

0.04% on Aggregate Subadviser Assets† of $1.5 billion and more but less than $2 billion; and

0.02% on Aggregate Subadviser Assets† of $2 billion and more.

*	As approved at the Board of Trustees Meeting held on March 7, 2017.
†	The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Government Money Market Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Federated Investment Management Company, dated April 2, 2009, as amended (the “NMF Agreement”)) of the Nationwide Government Money Market Fund, a series of Nationwide Mutual Funds.

Notwithstanding the foregoing, the amount of the fee payable by the Adviser to the Subadviser shall be reduced by an amount equal to the dollar amount the Subadviser earns as investment adviser to any other money market fund advised by it (a “Federated Fund”) that is attributable to the investment of any Aggregate Subadviser Assets in a Federated Fund (the “Offset Amount”). The Adviser agrees that it shall reimburse the NVIT Government Money Market Fund by the proportionate amount of any Offset Amount that is attributable to the investment of such Fund’s assets in a Federated Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	SVP

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Christopher C. Graham
Name:	Christopher C. Graham
Title:	CIO

SUBADVISER FEDERATED INVESTMENT MANAGEMENT COMPANY

By:	/s/ John B. Fisher
Name:	John B. Fisher
Title:	President & CEO

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